Exhibit 23.2

KPMG LLP Suite 600 350 N. 5th Street Minneapolis, MN 55401

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 17, 2026, with respect to the consolidated financial statements of Mercury General Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota

May 12, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.